                                                                      EXHIBIT 12


                           HARTFORD LIFE, INC. AND SUBSIDIARIES

             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS
                 TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


(In millions)                                                       1998         1997         1996         1995         1994
---------------------------------------------------------------------------------------------------------------------------------

   EARNINGS                                                       $  585       $  480       $    31      $  226       $  223
ADD:
FIXED CHARGES
   Interest expense                                                   58           58            55          35           29
   Interest factor attributable to rentals                            10            9             9           8            8
---------------------------------------------------------------------------------------------------------------------------------
   TOTAL FIXED CHARGES                                                68           67            64          43           37
---------------------------------------------------------------------------------------------------------------------------------
EARNINGS, AS DEFINED                                              $  653       $  547       $    95      $  269       $  260
---------------------------------------------------------------------------------------------------------------------------------
FIXED CHARGES
   Fixed charges above                                            $   68       $   67       $    64      $   43       $   37
   Dividends on subsidiary preferred stock                            --           --            --          --           --
---------------------------------------------------------------------------------------------------------------------------------
TOTAL FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENTS           $   68       $   67       $    64      $   43       $   37
---------------------------------------------------------------------------------------------------------------------------------
RATIOS
   Earnings, as defined, to total fixed charges (1)                  9.6          8.2          1.5          6.3          7.0
---------------------------------------------------------------------------------------------------------------------------------
   Earnings, as defined, to total fixed charges and preferred
     dividend requirements                                           9.6          8.2          1.5          6.3          7.0
---------------------------------------------------------------------------------------------------------------------------------

(1) The 1996 earnings to total fixed charges ratio, excluding charges of $348, before-tax, primarily related to the recognition of losses in the Company's guaranteed investment contract business, was 6.9.